Report of Management

      The management of NationsBank Corporation is responsible for the preparation, integrity and objectivity of the consolidated financial statements of the Corporation. The consolidated financial statements and notes have been prepared by the Corporation in accordance with generally accepted accounting principles and, in the judgment of management, present fairly the Corporation's financial position and results of operations. The financial information contained elsewhere in this report is consistent with that in the financial statements. The financial statements and other financial information in this report include amounts that are based on management's best estimates and judgments and give due consideration to materiality.

      The Corporation maintains a system of internal accounting controls to provide reasonable assurance that assets are safeguarded and that transactions are executed in accordance with management's authorization and recorded properly to permit the preparation of financial statements in accordance with generally accepted accounting principles.

      The Internal Audit Division of the Corporation reviews, evaluates, monitors and makes recommendations on both administrative and accounting control, which acts as an integral, but independent, part of the system of internal controls.

      The Corporation's independent accountants were engaged to perform an audit of the consolidated financial statements. This audit provides an objective review of management's responsibility to report operating results and financial condition. Working with the Corporation's internal auditors, they review and make tests as appropriate of the data included in the financial statements.

      The Board of Directors discharges its responsibility for the Corporation's financial statements through its Audit Committee. The Audit Committee meets periodically with the independent accountants, internal auditors and management. Both the independent accountants and internal auditors have direct access to the Audit Committee to discuss the scope and results of their work, the adequacy of internal accounting controls and the quality of financial reporting.


/s/ Hugh L. McColl Jr.                             /s/ James H. Hance Jr.

Hugh L. McColl Jr.                                 James H. Hance Jr.
Chairman                                           Vice Chairman and
                                                   Chief Financial Officer

Report of Independent Accountants

To the Board of Directors and
Shareholders of NationsBank Corporation

      In our opinion, the accompanying consolidated balance sheet and the related consolidated statements of income, of changes in shareholders' equity and of cash flows present fairly, in all material respects, the financial position of NationsBank Corporation and its subsidiaries at December 31, 1994 and 1993, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1994, in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Corporation's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

      As discussed in Note 1 to the consolidated financial statements, the Corporation changed its methods of accounting for income taxes, postretirement benefits other than pensions and certain investments in debt securities in 1993.

/s/ Price Waterhouse LLP

Charlotte, North Carolina
January 13, 1995

NationsBank Corporation and Subsidiaries
CONSOLIDATED STATEMENT OF INCOME
(Dollars in Millions Except Per-Share Information)

                                                                                                Year Ended December 31
                                                                                       --------------------------------------
                                                                                        1994             1993           1992
- -----------------------------------------------------------------------------------------------------------------------------
INCOME FROM EARNING ASSETS
    Interest and fees on loans.................................................       $ 7,577           $6,198         $5,643
    Lease financing income.....................................................           150              110             94
    Interest and dividends on securities
      Held for investment......................................................           755            1,347          1,506
      Available for sale.......................................................           623               49            103
    Interest and fees on loans held for sale...................................            23               53             70
    Time deposits placed and other short-term investments......................            90               79             92
    Federal funds sold.........................................................            45               14             44
    Securities purchased under agreements to resell............................           502              180            157
    Trading account assets.....................................................           764              297             71
                                                                                      ---------------------------------------
      Total income from earning assets.........................................        10,529            8,327          7,780
                                                                                      ---------------------------------------
INTEREST EXPENSE
    Deposits...................................................................         2,415            2,149          2,772
    Borrowed funds and trading account liabilities.............................         2,353            1,149            639
    Long-term debt and obligations under capital leases........................           550              392            271
                                                                                      ---------------------------------------
      Total interest expense...................................................         5,318            3,690          3,682
                                                                                      ---------------------------------------
NET INTEREST INCOME............................................................         5,211            4,637          4,098
PROVISION FOR CREDIT LOSSES....................................................           310              430            715
                                                                                      ---------------------------------------
NET CREDIT INCOME..............................................................         4,901            4,207          3,383
GAINS (LOSSES) ON SALES OF SECURITIES..........................................           (13)              84            249
NONINTEREST INCOME.............................................................         2,597            2,101          1,913
OTHER REAL ESTATE OWNED EXPENSE (INCOME).......................................           (12)              78            183
RESTRUCTURING EXPENSE..........................................................             -               30              -
OTHER NONINTEREST EXPENSE......................................................         4,942            4,293          3,966
                                                                                      ---------------------------------------
INCOME BEFORE INCOME TAXES AND EFFECT OF CHANGE IN METHOD OF ACCOUNTING
  FOR INCOME TAXES.............................................................         2,555            1,991          1,396
INCOME TAX EXPENSE.............................................................           865              690            251
                                                                                      ---------------------------------------
INCOME BEFORE EFFECT OF CHANGE IN METHOD OF ACCOUNTING FOR INCOME TAXES........         1,690            1,301          1,145
EFFECT OF CHANGE IN METHOD OF ACCOUNTING FOR INCOME TAXES......................             -              200              -
                                                                                      ---------------------------------------
NET INCOME.....................................................................       $ 1,690           $1,501         $1,145
                                                                                      =======================================
NET INCOME AVAILABLE TO COMMON SHAREHOLDERS....................................       $ 1,680           $1,491         $1,121
                                                                                      =======================================
PER-SHARE INFORMATION
  Earnings per common share before effect of change in method of
    accounting for income taxes................................................       $  6.12           $ 5.00         $ 4.60
  Effect of change in method of accounting for income taxes....................             -              .78              -
                                                                                      ---------------------------------------
  Earnings per common share....................................................       $  6.12           $ 5.78         $ 4.60
                                                                                      =======================================
  Fully diluted earnings per common share before effect of change in
    method of accounting for income taxes......................................       $  6.06           $ 4.95         $ 4.52
  Effect of change in method of accounting for income taxes....................             -              .77              -
                                                                                      ---------------------------------------
  Fully diluted earnings per common share......................................       $  6.06           $ 5.72         $ 4.52
                                                                                      =======================================
  Dividends per common share...................................................       $  1.88           $ 1.64         $ 1.51
                                                                                      =======================================
AVERAGE COMMON SHARES ISSUED (in thousands)....................................       274,656          257,969        243,748
                                                                                      =======================================




See accompanying notes to consolidated financial statements.

58 NationsBank Corporation Annual Report 1994

NationsBank Corporation and Subsidiaries
CONSOLIDATED BALANCE SHEET
(Dollars in Millions)

                                                                                                            December 31
                                                                                                       ----------------------
                                                                                                         1994           1993
- -----------------------------------------------------------------------------------------------------------------------------
ASSETS
    Cash and cash equivalents...............................................................          $  9,582       $  7,649
    Time deposits placed and other short-term investments...................................             2,159          1,479
    Securities
      Held for investment, at cost (market value - $17,101 and $13,604).....................            17,800         13,584
      Available for sale....................................................................             8,025         15,470
                                                                                                      -----------------------
        Total securities....................................................................            25,825         29,054
                                                                                                      -----------------------
    Loans held for sale.....................................................................               318          1,697
    Trading account assets..................................................................             9,941         10,610
    Federal funds sold......................................................................               960            691
    Securities purchased under agreements to resell.........................................            10,152          6,353

    Loans and leases, net of unearned income................................................           102,367         91,006
    Factored accounts receivable............................................................             1,004          1,001
                                                                                                      -----------------------
      Loans, leases and factored accounts receivable, net of unearned income................           103,371         92,007
                                                                                                      -----------------------
    Allowance for credit losses.............................................................            (2,186)        (2,169)
    Premises, equipment and lease rights, net...............................................             2,439          2,259
    Customers' acceptance liability.........................................................               684            708
    Interest receivable.....................................................................             1,408          1,117
    Goodwill................................................................................             1,047            812
    Core deposit and other intangibles......................................................               665            555
    Other assets............................................................................             3,239          4,864
                                                                                                      -----------------------
                                                                                                      $169,604       $157,686
                                                                                                      =======================
LIABILITIES
    Deposits
      Noninterest-bearing...................................................................          $ 21,380       $ 20,723
      Savings...............................................................................             9,037          8,784
      NOW and money market deposit accounts.................................................            29,752         30,881
      Time..................................................................................            27,698         26,691
      Foreign time..........................................................................            12,603          4,034
                                                                                                      -----------------------
        Total deposits......................................................................           100,470         91,113
                                                                                                      -----------------------
    Federal funds purchased.................................................................             3,993          7,135
    Securities sold under agreements to repurchase..........................................            21,977         21,236
    Commercial paper........................................................................             2,519          2,056
    Other short-term borrowings.............................................................             5,640          5,522
    Trading account liabilities.............................................................            11,426          8,299
    Liability to factoring clients..........................................................               586            534
    Acceptances outstanding.................................................................               684            708
    Accrued expenses and other liabilities..................................................             2,810          2,752
    Long-term debt and obligations under capital leases.....................................             8,488          8,352
                                                                                                      -----------------------
      Total liabilities.....................................................................           158,593        147,707
                                                                                                      -----------------------
      Contingent liabilities and other financial commitments (Notes 9 and 11)

SHAREHOLDERS' EQUITY
    Preferred stock: authorized - 45,000,000 shares
      ESOP Convertible, Series C: issued - 2,606,657 and 2,703,440 shares...................               111            115
      Series CC: issued - none and 752,600 shares...........................................                 -             38
      Series DD: issued - none and 1,107,600 shares.........................................                 -             55
    Common stock: authorized - 800,000,000 and 500,000,000 shares;
      issued - 276,451,552 and 270,904,656 shares...........................................             4,740          4,594
    Retained earnings.......................................................................             6,451          5,247
    Other, including loan to ESOP trust.....................................................              (291)           (70)
                                                                                                      -----------------------
        Total shareholders' equity..........................................................            11,011          9,979
                                                                                                      -----------------------
                                                                                                      $169,604       $157,686
                                                                                                      =======================




See accompanying notes to consolidated financial statements.

                                            Consolidated Financial Statements 59

NationsBank Corporation and Subsidiaries
CONSOLIDATED STATEMENT OF CASH FLOWS
(Dollars in Millions)

                                                                                               Year Ended December 31
                                                                                     ----------------------------------------
                                                                                        1994             1993           1992
- -----------------------------------------------------------------------------------------------------------------------------
OPERATING ACTIVITIES
  Net income...................................................................      $  1,690         $  1,501       $  1,145
  Reconciliation of net income to net cash provided by operating activities
    Provision for credit losses................................................           310              430            715
    (Gains) losses on sales of securities......................................            13              (84)          (249)
    Gain on sale of mortgage servicing unit....................................             -                -            (55)
    Depreciation and premises improvements amortization........................           265              242            228
    Amortization of intangibles................................................           141              110            111
    Deferred income tax expense................................................           235              210             14
    Effect of change in method of accounting for income taxes..................             -             (200)             -
    Net change in trading instruments..........................................         3,796              707           (783)
    Net (increase) decrease in interest receivable.............................          (282)             (93)            88
    Net increase in interest payable...........................................           299               93             81
    Net (increase) decrease in loans held for sale.............................         1,379             (406)          (651)
    Net increase in liability to factoring clients.............................            52               52              5
    Other operating activities.................................................         1,220             (425)           (71)
                                                                                     ----------------------------------------
      Net cash provided by operating activities................................         9,118            2,137            578
                                                                                     ----------------------------------------
INVESTING ACTIVITIES
  Proceeds from maturities of securities held for investment...................         5,864            9,182          5,154
  Purchases of securities held for investment..................................       (10,293)         (10,493)       (12,234)
  Proceeds from sales and maturities of securities available for sale..........        23,762           18,295         27,981
  Purchases of securities available for sale...................................       (16,055)         (15,805)       (20,202)
  Net increase in federal funds sold and securities
    purchased under agreements to resell.......................................        (3,805)            (410)        (1,963)
  Net (increase) decrease in time deposits placed and other
    short-term investments.....................................................          (670)             816           (407)
  Net originations of loans and leases.........................................       (12,656)         (12,473)        (8,702)
  Net purchases of premises and equipment......................................          (327)             (65)          (287)
  Purchases of loans and leases................................................        (2,936)          (3,830)        (2,373)
  Proceeds from sales and securitizations of loans.............................         4,126            8,682          6,182
  Purchases of mortgage servicing rights.......................................          (124)             (40)            (5)
  Purchases of factored accounts receivable....................................        (7,612)          (7,343)        (6,676)
  Collections of factored accounts receivable..................................         7,577            7,229          6,559
  Proceeds from sales of other real estate owned...............................           369              261            352
  Acquisitions of subsidiaries, net of cash....................................         3,778           (4,606)           (21)
                                                                                     ----------------------------------------
      Net cash used in investing activities....................................        (9,002)         (10,600)        (6,642)
                                                                                     ----------------------------------------
FINANCING ACTIVITIES
  Net increase (decrease) in deposits..........................................         4,261           (1,581)        (5,348)
  Net increase (decrease) in federal funds purchased and securities
    sold under agreements to repurchase........................................        (2,562)           4,503          8,671
  Net increase in other borrowed funds.........................................           491            1,958          2,884
  Proceeds from issuance of long-term debt.....................................         1,198            4,125            349
  Retirement of long-term debt.................................................        (1,017)            (405)          (128)
  Preferred stock repurchased and redeemed.....................................           (94)               -            (10)
  Proceeds from issuance of common stock.......................................           267              197            544
  Cash dividends paid..........................................................          (527)            (433)          (395)
  Common stock repurchased.....................................................          (180)               -              -
  Other financing activities...................................................           (20)             (23)            13
                                                                                     ----------------------------------------
      Net cash provided by financing activities................................         1,817            8,341          6,580
                                                                                     ----------------------------------------
Net increase (decrease) in cash and cash equivalents...........................         1,933             (122)           516
Cash and cash equivalents at beginning of year.................................         7,649            7,771          7,255
                                                                                     ----------------------------------------
Cash and cash equivalents at end of year.......................................      $  9,582         $  7,649       $  7,771
                                                                                     ========================================
Supplemental cash flow disclosure
  Cash paid for interest.......................................................      $  5,020         $  3,477       $  3,601
  Cash paid for income taxes...................................................           718              360             88

Loans transferred to other real estate owned amounted to $207, $251 and $403 in 1994, 1993 and 1992, respectively.

See accompanying notes to consolidated financial statements.


60 NationsBank Corporation Annual Report 1994

NationsBank Corporation and Subsidiaries
CONSOLIDATED STATEMENT OF CHANGES IN SHAREHOLDERS' EQUITY
(Dollars in Millions, Shares in Thousands)

                                                                                                                           Total
                                                                       Common Stock                     Loan to           Share-
                                                    Preferred      --------------------      Retained    ESOP             holders'
                                                      Stock        Shares        Amount      Earnings    Trust     Other   Equity
- ---------------------------------------------------------------------------------------------------------------------------------
BALANCE ON DECEMBER 31, 1991....................       $373       231,246        $2,836       $3,429     $(107)   $ (13)  $ 6,518
Net income......................................                                               1,145                        1,145
Cash dividends
    Common......................................                                                (371)                        (371)
    Preferred...................................                                                 (24)                         (24)
Redemption and conversion of Series B
    preferred stock.............................       (250)        6,734           240                                       (10)
Issuance of common stock........................                    8,050           353                                       353
Common stock issued under dividend
    reinvestment and employee plans.............                    6,569           259                             (78)      181
Common stock issued upon exercise
    of warrants.................................                      303            10                                        10
Other...........................................         (4)           88             4                      9        3        12
                                                     ----------------------------------------------------------------------------
BALANCE ON DECEMBER 31, 1992....................        119       252,990         3,702        4,179       (98)     (88)    7,814
Net income......................................                                               1,501                        1,501
Cash dividends
    Common......................................                                                (423)                        (423)
    Preferred...................................                                                 (10)                         (10)
Issued in MNC acquisition
    Series CC and DD preferred stock............         93                                                                    93
    Common stock................................                   13,608           701                                       701
Common stock issued under dividend
    reinvestment and employee plans.............                    4,213           187                              10       197
Valuation reserve for securities available
    for sale and marketable equity securities...                                                                    104       104
Other...........................................         (4)           94             4                     10       (8)        2
                                                     ----------------------------------------------------------------------------
BALANCE ON DECEMBER 31, 1993....................        208       270,905         4,594        5,247       (88)      18     9,979
Net income......................................                                               1,690                        1,690
Cash dividends
    Common......................................                                                (517)                        (517)
    Preferred...................................                                                 (10)                         (10)
Preferred stock repurchased and redeemed........        (93)                         (1)                                      (94)
Common stock issued under dividend
    reinvestment and employee plans.............                    5,351           254                              13       267
Common stock issued in acquisitions.............                    3,510            64           41                          105
Common stock repurchased........................                   (3,524)         (180)                                     (180)
Net change in valuation reserve for
    securities available for sale and
    marketable equity securities................                                                                   (240)     (240)
Other...........................................         (4)          210             9                     12       (6)       11
                                                     ----------------------------------------------------------------------------
BALANCE ON DECEMBER 31, 1994....................     $  111       276,452        $4,740       $6,451     $ (76)   $(215)  $11,011
                                                     ============================================================================





See accompanying notes to consolidated financial statements.


Consolidated Financial Statements 61

NationsBank Corporation and Subsidiaries
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

      NationsBank Corporation (the Corporation) is a multi-bank holding company organized under the laws of North Carolina in 1968 and registered under the Bank Holding Company Act of 1956, as amended. The Corporation provides financial products and services, both domestically and internationally.

      The accounting and reporting policies of NationsBank Corporation and its subsidiaries conform with generally accepted accounting principles. Certain prior year amounts have been reclassified to conform to current year classifications. A description of the significant accounting policies is presented below.

NOTE 1 -- ACCOUNTING POLICIES

PRINCIPLES OF CONSOLIDATION AND BASIS OF PRESENTATION

      The consolidated financial statements include the accounts of NationsBank Corporation and its majority-owned subsidiaries. All significant intercompany accounts and transactions have been eliminated. Results of operations of companies purchased are included from the dates of acquisition. Prior year financial statements are restated to include accounts of companies acquired and accounted for as poolings of interests. Assets held in an agency or fiduciary capacity are not included in the consolidated financial statements.

CASH AND CASH EQUIVALENTS

      Cash on hand, cash items in the process of collection and amounts due from correspondent banks and the Federal Reserve Bank are included in cash and cash equivalents.

SECURITIES

      Securities are classified based on management's intention at the time of purchase. Securities which management has the intent and ability to hold to maturity are classified as held for investment and reported at amortized cost. All other securities are classified as available for sale and carried at fair value with net unrealized gains and losses included in shareholders' equity on an after-tax basis. In addition, marketable equity securities are carried at fair value with net unrealized gains and losses included in shareholders' equity net of tax.

      Realized gains and losses from the sales of securities are determined using the specific identification method.

      The Corporation adopted Statement of Financial Accounting Standards No. 115 "Accounting for Certain Investments in Debt and Equity Securities"
(SFAS 115), on December 31, 1993 (Note 3).

LOANS HELD FOR SALE

      Loans held for sale include mortgage and other loans and are carried at the lower of aggregate cost or market value.

TRADING INSTRUMENTS

      Instruments utilized in trading activities include both securities and derivatives and are stated at market value. Quoted market prices are generally used as a basis to determine the market values of trading instruments. If quoted market prices are not available, market values are estimated on the basis of dealer quotes, pricing models, or quoted prices for instruments with similar characteristics. Realized and unrealized gains and losses are recognized as noninterest income.

ALLOWANCE FOR CREDIT LOSSES

      The allowance for credit losses is available to absorb losses inherent in the credit extension process. The entire allowance is available to absorb losses related to the loan and lease portfolio and other extensions of credit, including off-balance sheet credit exposures. Credit exposures deemed to be uncollectible are charged against the allowance for credit losses. Recoveries of previously charged-off amounts are credited to the allowance for credit losses.

      The adequacy of the allowance for credit losses is reviewed regularly by management. Additions to the allowance for credit losses are made by charges to the provision for credit losses. On a quarterly basis, a comprehensive review of the adequacy of the allowance for credit losses is performed. This assessment is made in the context of historical losses, as well as existing economic conditions.

      In 1993, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 114, "Accounting by Creditors for Impairment of a Loan" (SFAS 114), which was amended in 1994 by Statement of Financial Accounting Standards No. 118, "Accounting by Creditors for Impairment of a Loan-Income Recognition and Disclosure" (SFAS 118). These standards address the accounting for certain loans when it is probable that all amounts due pursuant to the contractual terms of the loan will not be collected. Individually identified impaired loans are measured based on the present value of payments expected to be received, using the historical effective loan rate as the discount rate. Loans that are to be foreclosed or that are solely dependent on the collateral for repayment may alternatively be measured based on the fair value of the collateral for such loans. Measurement may also be based on observable market prices. If the recorded investment in the loan exceeds the measure of fair value, a valuation allowance is established as a component of the allowance for credit losses. The Corporation adopted SFAS 114 and SFAS 118 effective January 1, 1995. Adoption of the standards did not have a material impact on the Corporation's financial position or results of operations.

LOANS

      Loans are reported at their outstanding principal balances net of any charge-offs, unamortized deferred fees and costs on originated loans or premiums or discounts on purchased loans.

      Loan origination fees and certain direct origination costs are deferred and recognized as adjustments to income over the lives of the related loans.

      Discounts and premiums are amortized to income using methods that approximate the interest method.

NONPERFORMING LOANS

      Commercial loans and leases that are past due 90 days or more as to principal or interest, or where reasonable doubt exists as to timely collection, are generally classified as nonperforming loans unless well secured and in the process of collection. Loans whose contractual terms have been restructured in a manner which grants a concession to a borrower experiencing financial difficulties, are classified as nonperforming until such time as the loan is expected to be collected in full and the borrower has demonstrated sustained performance in

62 NationsBank Corporation Annual Report 1994
accordance with the restructured terms. Generally, loans which are past due 180 days or more as to principal or interest are classified as nonperforming regardless of collateral or collection status. Generally, interest accrued but not collected is reversed when a loan or lease is classified as nonperforming.

      Interest collections on nonperforming loans and leases for which the ultimate collectibility of principal is uncertain are applied as principal reductions. Otherwise, such collections are credited to income when received.

      Consumer loans, including credit card loans, that are past due 90 days or more are not generally classified as nonperforming assets. Generally, consumer loans are liquidated or charged off soon after becoming 90 days past due or 180 days past due for credit card loans. Income is generally recognized on past-due consumer and credit card loans until the loan is charged off.

OTHER REAL ESTATE OWNED

      Other real estate owned includes both formally foreclosed and in-substance foreclosed property and premises no longer used for business operations.

      Other real estate owned is carried at the lower of (1) the recorded amount of the loan or lease for which the foreclosed property previously served as collateral, or (2) the fair value of the property minus estimated costs to sell. Prior to foreclosure, the recorded amount of the loan or lease is written down, if necessary, to the fair value, minus estimated costs to sell, of the real estate to be acquired by charging the allowance for credit losses.

      Subsequent to foreclosure, gains or losses on the sale of and losses on the periodic revaluation of other real estate owned are credited or charged to expense. Net costs of maintaining and operating foreclosed properties are expensed as incurred.

PREMISES AND EQUIPMENT

      Premises and equipment are stated at cost less accumulated depreciation and amortization. Depreciation and amortization are recognized principally using the straight-line method over the estimated useful lives of the assets.

INCOME TAXES

      There are two components of income tax provision, current and deferred.

      Current income tax provisions approximate taxes to be paid or refunded for the applicable period.

      Balance sheet amounts of deferred taxes are recognized on the temporary differences between the bases of assets and liabilities as measured by tax laws and their bases as reported in the financial statements. Deferred tax expense or benefit is then recognized for the change in deferred tax liabilities or assets between periods.

      Recognition of deferred tax balance sheet amounts is based on management's belief that it is more likely than not that the tax benefit associated with certain temporary differences, tax operating loss carryforwards, and tax credits will be realized. A valuation allowance is recorded for those deferred tax items for which it is more likely than not that realization will not occur.

      During the first quarter of 1993, the Corporation adopted Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes" (SFAS
109). The Corporation had previously recorded income tax expense following Statement of Financial Accounting Standards No. 96, "Accounting for Income Taxes" (SFAS 96).

RETIREMENT BENEFITS

      The Corporation has established qualified retirement plans covering full-time, salaried employees and certain part-time employees. Pension expense under these plans is accrued each year. The costs are charged to current operations and consist of several components of net pension cost based on various actuarial assumptions regarding future experience under the plans.

      In addition, the Corporation and its subsidiaries have established unfunded supplemental benefit plans providing any benefits that could not be paid from a qualified retirement plan because of Internal Revenue Code restrictions and supplemental executive retirement plans for selected officers of the Corporation and its subsidiaries. These plans are nonqualified and, therefore, in general, a participant's or beneficiary's claim to benefits is as a general creditor.

      The Corporation and its subsidiaries have established several postretirement medical benefit plans which are not funded.

      The Corporation adopted Statement of Financial Accounting Standards No. 106, "Employers' Accounting for Postretirement Benefit Other Than Pensions" (SFAS 106), during the first quarter of 1993. Retiree benefits, including health and life insurance, are accrued under SFAS 106 compared to the Corporation's prior accounting method of recognizing expense as these benefits were paid.

RISK MANAGEMENT INSTRUMENTS

      Revenues or expenses associated with interest rate swap contracts used in asset and liability management are accounted for on the accrual basis and recognized as an adjustment to income or expense on the underlying instruments. Gains and losses associated with futures and forward contracts used as effective hedges of existing risk positions or anticipated transactions are deferred as an adjustment to the carrying value of the related asset or liability and recognized in net interest income over the remaining term of the related asset or liability.

EARNINGS PER COMMON SHARE

      Earnings per common share is computed by dividing net income, reduced by dividends on preferred stock, by the weighted average number of common shares outstanding for each period presented.

PURCHASE METHOD OF ACCOUNTING

      Net assets of companies acquired in purchase transactions are recorded at fair value at the date of acquisition. Identified intangibles are amortized on an accelerated or straight-line basis over the period benefited. Goodwill is amortized on a straight-line basis over 25 years.

FOREIGN CURRENCY TRANSLATION AND TRANSACTIONS

      Foreign currency assets and liabilities of the foreign branches and subsidiaries are translated into U.S. dollars using month-end spot rates of exchange. Income and expense amounts are translated based on the spot rate in effect at the date on which the individual transactions are recorded.



                                   Notes to Consolidated Financial Statements 63

NOTE 2 -- ACQUISITION ACTIVITY


      On October 1, 1993, the Corporation completed the acquisition of MNC Financial Inc. (MNC), a bank holding company headquartered in Baltimore, Maryland, with total assets of approximately $16.5 billion. The acquisition was accounted for as a purchase. On an unaudited pro forma basis, combined interest and other income and net income is $11.4 billion and $1.6 billion, respectively, for 1993. On an unaudited pro forma basis, the reduction in earnings per common share and fully diluted earnings per common share is $.03 and $.02, respectively, for 1993.

      On December 1, 1993, the Corporation established Greyrock Capital Group Inc. (previously named Nations Financial Capital Corporation) upon completion of its acquisition of a substantial amount of the assets and the ongoing business of U S WEST Financial Services Inc., a corporate finance subsidiary of U S WEST Inc. The Corporation acquired approximately $2.0 billion in net receivables.

      On July 2, 1993, the Corporation, through a banking subsidiary, completed its acquisition of substantially all the assets and certain of the liabilities of Chicago Research & Trading Group Ltd. (CRT) and certain of its subsidiaries, an options market-making and trading firm and a primary government securities dealer. Total assets at the date of purchase were approximately $12 billion and consisted primarily of trading account assets and securities purchased under agreements to resell.

      On February 1, 1993, the Corporation, through a subsidiary, acquired substantially all of the assets and assumed certain of the liabilities of Chrysler First Inc., the non-automotive finance subsidiary of Chrysler Financial Corporation. Finance receivables of approximately $3.7 billion, including $1.5 billion which were securitized, were acquired. NationsCredit was formed as a result of this purchase.

      During 1994, the Corporation acquired several smaller banking organizations. Aggregate acquired loans and assumed deposits were $654 million and $5.1 billion, respectively. Additionally, in 1994, several mortgage banking operations, including mortgage servicing rights, were acquired. Aggregate acquired mortgage servicing rights approximated $8.6 billion, bringing the Corporation's total servicing portfolio to approximately $39 billion on December 31, 1994.

====================================================================================================================================

NOTE 3 -- SECURITIES

      The book and market values of securities held for investment and securities available for sale on December 31 were (dollars in millions):

                                                                   U.S. Treasury
                                                                    Securities        Other
                                                                    and Agency       Taxable       Total     Tax-Exempt
SECURITIES HELD FOR INVESTMENT                                      Debentures      Securities    Taxable    Securities    Total
- -----------------------------------------------------------------------------------------------------------------------------------
1994
- ----
Book value....................................................     $  17,580          $ 79        $ 17,659       $141      $17,800
Gross unrealized gains........................................             1             -               1          1            2
Gross unrealized losses.......................................          (697)           (1)           (698)        (3)        (701)
                                                                   ---------------------------------------------------------------
Market value..................................................     $  16,884          $ 78        $ 16,962       $139      $17,101
                                                                   ===============================================================
1993
- ----
Book value....................................................     $  13,110          $446        $ 13,556        $28      $13,584
Gross unrealized gains........................................            35            15              50          2           52
Gross unrealized losses.......................................           (30)           (2)            (32)         -          (32)
                                                                   ---------------------------------------------------------------
Market value..................................................     $  13,115          $459        $ 13,574        $30      $13,604
                                                                   ===============================================================
1992
- ----
Book value....................................................     $  22,352          $486        $ 22,838       $517      $23,355
Gross unrealized gains........................................           360             5             365         36          401
Gross unrealized losses.......................................            (6)           (1)             (7)        (1)          (8)
                                                                   ---------------------------------------------------------------
Market value..................................................     $  22,706          $490        $ 23,196       $552      $23,748
                                                                   ===============================================================
SECURITIES AVAILABLE FOR SALE
- ----------------------------------------------------------------------------------------------------------------------------------
1994
- ----
Cost..........................................................     $   7,729          $250        $  7,979       $310       $8,289
Gross unrealized gains........................................             -             -               -         11           11
Gross unrealized losses.......................................          (274)            -            (274)        (1)        (275)
                                                                   ---------------------------------------------------------------
Market value..................................................     $   7,455          $250        $  7,705       $320       $8,025
                                                                   ===============================================================
1993
- ----
Cost..........................................................     $  14,960          $  7        $ 14,967       $378      $15,345
Gross unrealized gains........................................           100             -             100         30          130
Gross unrealized losses.......................................            (5)            -              (5)         -           (5)
                                                                   ---------------------------------------------------------------
Market value..................................................     $  15,055          $  7        $ 15,062       $408      $15,470
                                                                   ===============================================================
1992
- ----
Book value....................................................     $   1,374          $  -        $  1,374       $  -      $ 1,374
Gross unrealized gains........................................             3             -               3          -            3
                                                                   ---------------------------------------------------------------
Market value..................................................     $   1,377          $  -        $  1,377       $  -      $ 1,377
                                                                   ===============================================================


64 NationsBank Corporation Annual Report 1994

      The components of gains and losses on sales of available for sale securities for the years ended December 31 were (dollars in millions):

                                                       1994      1993      1992
- -------------------------------------------------------------------------------
Gross gains on sales of securities...............      $ 36      $166    $  361
Gross losses on sales of securities..............       (49)      (82)     (112)
                                                       ------------------------
Gains (losses) on sales of securities............      $(13)     $ 84    $  249
                                                       ========================

      There were no sales of securities held for investment in 1994, 1993 or 1992.
      The components, expected maturity distribution and yields (computed on a taxable-equivalent basis) of the Corporation's securities portfolio on December 31, 1994, are summarized below (dollars in millions). Actual maturities may differ from contractual maturities or maturities shown below since borrowers may have the right to prepay obligations with or without prepayment penalties.



                                                                Due after 1        Due after 5
                                            Due in 1 year        through 5          through 10        Due after
                                               or less             years              years           10 years            Total
                                           -----------------------------------------------------------------------------------------

                                           Amount   Yield     Amount    Yield    Amount   Yield   Amount    Yield     Amount   Yield

- ------------------------------------------------------------------------------------------------------------------------------------

Book value of securities held
    for investment
    U.S. Treasury securities
      and agency debentures............    $4,927    4.32%   $12,506     5.72%     $116    5.96%    $ 31     7.39%   $17,580  5.33%
    Other taxable securities...........        10    5.54         57     6.22         9    6.53        3     6.40         79   6.17
                                           -----------------------------------------------------------------------------------------

      Total taxable....................     4,937    4.32     12,563     5.72       125    6.00       34     7.30     17,659   5.33
    Tax-exempt securities..............        56    5.57         44     8.23        37   10.94        4    10.42        141   7.94
                                           -----------------------------------------------------------------------------------------

      Total............................    $4,993    4.34    $12,607     5.73      $162    7.13     $ 38     7.65    $17,800   5.35
                                           =========================================================================================

Market value of securities
    held for investment................    $4,893            $12,015               $156             $ 37             $17,101
                                           =========================================================================================

Market value of securities available
    for sale
    U.S. Treasury securities
     and agency debentures.............    $2,791    4.23%   $ 4,630     5.55%     $ 34    7.05%    $  -        -%   $ 7,455   5.08%

    Other taxable securities...........         -       -         25     8.02        11    7.32      214     6.00        250   6.25
                                           ----------------------------------------------------------------------------------------
    Total taxable......................     2,791    4.23      4,655     5.56        45    7.12      214     6.00      7,705   5.12
    Tax-exempt securities..............       111   13.27        112    11.69        37   11.29       60    11.83        320  12.21
                                           ----------------------------------------------------------------------------------------
   Total...............................    $2,902    4.57    $ 4,767     5.71      $ 82    9.02     $274     7.29    $ 8,025   5.40
                                           =========================================================================================

Cost of securities available for sale..    $2,908            $ 5,024               $ 84             $273             $ 8,289
                                           =========================================================================================


      There were no investments in obligations of states and political subdivisions that were payable from and secured by the same source of revenue or taxing authority and that exceeded 10 percent of consolidated shareholders' equity on December 31, 1994 or 1993.

      The income tax benefit attributable to securities transactions was $5 million for 1994, compared to income tax expense of $29 million and $87 million for 1993 and 1992, respectively.

      Securities are pledged or assigned to secure borrowed funds, government and trust deposits and for other purposes. The book and market values of pledged securities were $23.1 billion and $22.4 billion, respectively, on December 31, 1994, compared to $24.0 billion and $24.1 billion, respectively, on December 31, 1993.

      On December 31, 1993, the Corporation adopted SFAS 115 related to accounting for investments in debt and equity securities. Upon adoption, in light of the MNC acquisition, the restrictive criteria on sales out of the held for investment portfolio imposed by SFAS 115 and the uncertainty regarding regulatory capital treatment of securities appreciation and depreciation, the Corporation transferred approximately $14.6 billion from securities held for investment to securities available for sale. Along with marketable equity securities, the securities available for sale portfolio was marked to market value resulting in net unrealized gains of approximately $164 million which are included in shareholders' equity at $104 million net of tax.

      On December 31, 1994, the valuation reserve for securities available for sale and marketable equity securities reduced shareholders' equity by $136 million, reflecting $264 million of pretax depreciation on securities available for sale, offset by $48 million of pretax appreciation on marketable equity securities.


                                   Notes to Consolidated Financial Statements 65

NOTE 4 -- TRADING ACCOUNT ASSETS AND LIABILITIES

      The market values on December 31 and the average market values for the year ended December 31, 1994, of the components of trading account assets and liabilities were (dollars in millions):

                                                                                                                       1994
                                                                                                  1994      1993      Average
- ------------------------------------------------------------------------------------------------------------------    -------
Securities owned
    U.S. Treasury securities................................................................    $ 5,968   $ 8,084     $ 7,713
    Securities of other U.S. Government agencies and corporations...........................      1,185       885       1,322
    Certificates of deposit, bankers' acceptances and commercial paper......................        371       703         409
    Corporate debt..........................................................................        581       194         722
    Other securities........................................................................        259       165         285
                                                                                                -----------------     -------
      Total securities owned................................................................      8,364    10,031      10,451
Derivatives-dealer positions................................................................      1,577       579       1,158
                                                                                                -----------------     -------
      Total trading account assets..........................................................    $ 9,941   $10,610     $11,609
                                                                                                =================     =======
Short sales
    U.S. Treasury securities................................................................    $ 9,352   $ 7,542     $ 9,840
    Securities of other U.S. Government agencies and corporations...........................        182       224         550
    Corporate debt..........................................................................        278         -         134
    Other securities........................................................................          -         2           2
                                                                                                -----------------     -------
      Total short sales.....................................................................      9,812     7,768      10,526
Derivatives-dealer positions................................................................      1,614       531       1,063
                                                                                                -----------------     -------
      Total trading account liabilities.....................................................    $11,426   $ 8,299     $11,589
                                                                                                =================     =======


      A discussion of the Corporation's trading activities is presented beginning on page 49, including TABLE 21. An analysis of the revenues associated with the Corporation's trading activities is presented in the table in the noninterest income section on page 33.

      The net change in the unrealized gain or loss on trading securities held on December 31, 1994, included in noninterest income for 1994, was a loss of $3 million.

      Derivatives-dealer positions presented in the table above represent the market values of interest rate, foreign exchange and commodity products including swap, futures, forward and option contracts associated with the Corporation's trading derivatives activities.

      A swap contract is an agreement between two parties to exchange cash flows based on specified underlying notional amounts and indices. A futures or forward contract is an agreement to buy or sell a quantity of a financial instrument or commodity at a predetermined future date and rate or price. An option contract is an agreement that conveys to the purchaser the right, but not the obligation, to buy or sell a quantity of a financial instrument or commodity at a predetermined rate or price at a time in the future.

      These agreements can be transacted on an organized exchange or directly between parties.



====================================================================================================================================


NOTE 5 -- LOANS, LEASES AND FACTORED ACCOUNTS RECEIVABLE

      Loans, leases and factored accounts receivable on December 31 were (dollars in millions):
                                                                                                         1994         1993
- ---------------------------------------------------------------------------------------------------------------------------
LOANS
    Commercial.................................................................................      $ 44,804      $40,940
    Real estate commercial.....................................................................         7,350        8,246
    Real estate construction...................................................................         2,981        3,256
                                                                                                     ---------------------
       Total commercial........................................................................        55,135       52,442
                                                                                                     ---------------------
    Residential mortgage.......................................................................        17,311       12,801
    Home equity................................................................................         2,644        2,565
    Credit card................................................................................         4,756        3,728
    Other consumer.............................................................................        18,209       17,063
                                                                                                     ---------------------
       Total consumer..........................................................................        42,920       36,157
                                                                                                     ---------------------
    Foreign....................................................................................         1,984          978
    Factored accounts receivable...............................................................         1,004        1,001
                                                                                                     ---------------------
       Total loans and factored accounts receivable............................................       101,043       90,578
       Less unearned income....................................................................          (552)        (553)
                                                                                                     ---------------------
       Loans and factored accounts receivable, net of unearned income..........................       100,491       90,025
                                                                                                     ---------------------

LEASES
    Lease receivables..........................................................................         3,056        2,127
    Estimated residual value...................................................................           934          557
    Less unearned income.......................................................................        (1,110)        (702)
                                                                                                     ---------------------
       Leases, net of unearned income..........................................................         2,880        1,982
                                                                                                     ---------------------
       Loans, leases and factored accounts receivable, net of unearned income..................      $103,371      $92,007
                                                                                                     =====================


66 NationsBank Corporation Annual Report 1994

      Transactions in the allowance for credit losses were (dollars in millions):

                                                                                                  1994          1993          1992
- -----------------------------------------------------------------------------------------------------------------------------------
Balance on January 1.........................................................................    $2,169        $1,454        $1,605
                                                                                                 ----------------------------------
Loans, leases and factored accounts receivable charged off...................................      (533)         (609)       (1,026)

Recoveries of loans, leases and factored accounts receivable previously charged off..........       217           197           160
                                                                                                 ----------------------------------
    Net charge-offs..........................................................................      (316)         (412)         (866)

Provision for credit losses..................................................................       310           430           715
Allowance applicable to loans of purchased companies.........................................        23           697             -
                                                                                                 ----------------------------------
Balance on December 31.......................................................................    $2,186        $2,169        $1,454
                                                                                                 ==================================


      Loans to directors and executive officers of the Corporation on December 31, 1994, were $142 million and $180 million on January 1 and December 31, 1994, respectively. An analysis of activity for 1994 with respect to such aggregate loans is as follows (dollars in millions):


               Balance      New                         Balance
             January 1     Loans       Payments       December 31
            ------------------------------------------------------
                $142        $166          $128            $180

================================================================================

      Loans to immediate family members of directors and executive officers of the Corporation totaled $10 million and $17 million on January 1 and December 31, 1994, respectively.

      Loans to directors and executive officers who were solely directors and/or executive officers of the Corporation's significant subsidiaries, excluding the aggregate loan amount of any loans to members of their immediate families, amounted to $505 million on December 31, 1994.

      Extensions of credit to such persons have been made in the ordinary course of business on substantially the same terms, including interest rates and collateral, as those prevailing at the time in comparable transactions with others and did not involve more than normal risk of collectibility or present other unfavorable features.

      On December 31, 1994, 1993 and 1992, nonperforming loans totaled $801 million, $1.1 billion and $1.4 billion, respectively.

      The net amount of interest recorded during each year on loans that were nonperforming or restructured on December 31 was $31 million, $34 million and $31 million in 1994, 1993 and 1992, respectively. If these loans had been accruing interest at their originally contracted rates, related income would have been $96 million in 1994, $80 million in 1993 and $105 million in 1992.

      Other real estate owned amounted to $337 million, $661 million and $587 million on December 31, 1994, 1993 and 1992, respectively. The cost of carrying other real estate owned amounted to $24 million, $18 million and $25 million in 1994, 1993 and 1992, respectively.

================================================================================


NOTE 6 -- PREMISES, EQUIPMENT AND LEASE RIGHTS, NET

      Premises, equipment and lease rights, net on December 31 were (dollars in millions):

                                                                                      1994        1993
- -------------------------------------------------------------------------------------------------------
Land and land improvements.................................................         $   387     $   318
Buildings..................................................................           1,465       1,408
Capitalized leased premises................................................              50          55
Leasehold improvements.....................................................             508         525
Furniture and equipment....................................................           1,782       1,690
Construction in process....................................................              82          63
                                                                                    -------------------
                                                                                      4,274       4,059
Less accumulated depreciation and amortization.............................          (1,835)     (1,800)
                                                                                    -------------------
                                                                                    $ 2,439     $ 2,259
                                                                                    ===================

      Provisions for depreciation and amortization charged to noninterest expense were $265 million, $242 million and $228 million for 1994, 1993 and 1992, respectively.

      On December 31, 1994, the minimum future noncancelable operating lease payments for premises and equipment are $236 million, $199 million, $166 million, $144 million and $112 million for each of the succeeding years 1995 through 1999, respectively. Rental expense, excluding executory costs, charged to operating expenses during 1994, 1993 and 1992 was approximately $343 million, $287 million and $272 million, respectively.


                                   Notes to Consolidated Financial Statements 67

NOTE 7 -- SHORT-TERM BORROWINGS AND LONG-TERM DEBT

      The Corporation's banking subsidiaries in North Carolina, Georgia and Texas jointly maintain a program to offer from time to time up to $6 billion in short-term bank notes with fixed or floating rates and maturities from 30 days to one year from date of issue. As of December 31, 1994 and 1993, short-term bank notes outstanding were $4.5 billion and $2.2 billion, respectively.

      On September 30, 1994, the Corporation renegotiated its commercial paper back-up lines establishing a single committed, $1.5 billion, three-year credit facility. As of December 31, 1994, the facility was unused. On December 31, 1993, established and unused bank lines of credit amounted to $1.0 billion. In both years, these lines were supported by fees paid directly by the Corporation to unaffiliated banks.

      Long-term debt on December 31 is summarized as follows (dollars in millions):

                                                                                                         1994           1993
- ----------------------------------------------------------------------------------------------------------------------------
SENIOR DEBT
  Parent company
    Floating rate notes, due 1994..........................................................            $    -         $   50
    5 3/8 percent notes, due 1995..........................................................               400            399
    11.70 percent notes, due 1995..........................................................                75             75
    4 3/4 percent notes, due 1996..........................................................               399            399
    8 1/2 percent notes, due 1996..........................................................               150            150
    Floating rate medium-term notes at spreads over LIBOR, due 1995 through 1999...........             1,438            683
    5 1/8 percent notes, due 1998..........................................................               300            299
    6 5/8 percent notes, due 1998..........................................................               399            399
    5.51 percent ESOP secured notes, due 1996 through 1999.................................               125            125
    4.36 to 8.20 percent medium-term notes, due 1995 through 2000..........................               482            477
    5 3/8 percent notes, due 2000..........................................................               397            396
    9 1/4 percent unsecured notes, due 2006................................................               124            124
    Other senior notes.....................................................................               101            190
                                                                                                       ---------------------
                                                                                                        4,390          3,766
                                                                                                       ---------------------
  Banking and nonbanking subsidiaries
    Floating rate municipal financing, repurchased 1994....................................                 -            120
    Floating rate collateralized financing, due 1994 through 1996..........................               477            919
    Other senior notes.....................................................................                80            100
                                                                                                       ---------------------
                                                                                                          557          1,139
                                                                                                       ---------------------
    Total senior debt......................................................................             4,947          4,905
                                                                                                       ---------------------
SUBORDINATED DEBT
  Parent company
    Floating rate notes, repurchased 1994..................................................                 -            299
    9 3/8 percent notes, due 1997..........................................................                82             84
    9 3/4 percent capital notes, due 1999..................................................               100             99
    10 1/2 percent notes, due 1999.........................................................               299            299
    9 1/8 percent notes, due 2001..........................................................               299            299
    8 1/8 percent notes, due 2002..........................................................               349            349
    6 1/2 percent notes, due 2003..........................................................               600            600
    6.20 percent medium-term notes, due 2003...............................................                75             75
    7 3/4 percent notes, due 2004..........................................................               299              -
    6 7/8 percent notes, due 2005..........................................................               398            398
    9 3/8 percent notes, due 2009..........................................................               397            397
    10.20 percent notes, due 2015..........................................................               200            200
    8.57 percent medium-term notes, due 2024, putable 2004.................................               100              -
    Other subordinated notes...............................................................                10             12
                                                                                                       ---------------------
                                                                                                        3,208          3,111
                                                                                                       ---------------------
  Banking and nonbanking subsidiaries
    9 1/2 percent notes, due 2004..........................................................               301            301
    Other subordinated notes...............................................................                 8              8
                                                                                                       ---------------------
                                                                                                          309            309
                                                                                                       ---------------------
    Total subordinated debt................................................................             3,517          3,420
                                                                                                       ---------------------
    Total long-term debt...................................................................             8,464          8,325
                                                                                                       ---------------------
    Obligations under capital leases.......................................................                24             27
                                                                                                       ---------------------
    Total long-term debt and obligations under capital leases..............................            $8,488         $8,352
                                                                                                       =====================


      Under its $1.1 billion of remaining shelf capacity, in December 1994, the Corporation initiated a program to issue from time to time up to $1 billion in aggregate principal amount of certain medium-term notes, which may be senior debt securities, subordinated debt, or any combination thereof. As of February 28, 1995, approximately $800 million of senior debt notes have been issued under this program.

      As of February 28, 1995, $3 billion of corporate debt securities, and preferred and common stock was available for issuance under a shelf registration filed February 1, 1995.

68 NationsBank Corporation Annual Report 1994

      The floating rate collateralized financing consists of $247 million in consumer loan financing and $230 million in homes financing. Consumer loan financing consists of revolving credit and closed-end asset-backed certificates collateralized by a pool of credit lines and loans with a book value of $430 million at December 31, 1994. Homes financing consists of home equity and second mortgage asset-backed certificates collateralized by a pool of second mortgages and home equity loans with a book value of $427 million on December 31, 1994. The components of collateralized financing bear interest at floating rates based on factors of LIBOR. On December 31, 1994, the rates on both the consumer financing and homes financing were 6.40 percent.

      The indentures covering the parent company's senior long-term debt include provisions that limit funded debt, long-term lease commitments, issuance of subsidiary preferred stock, creation of liens upon the property of the Corporation and the payment of dividends. Under the most restrictive of the provisions, approximately $2.1 billion was available for payment of dividends on December 31, 1994.

      The floating rate collateralized financing obligations may be redeemed at any time at the option of the Corporation. The 10 1/2-percent subordinated notes, due 1999, are redeemable beginning in 1996.

      The principal maturities for the next five years of long-term debt outstanding on December 31, 1994, were (dollars in millions):

1995................................................   $1,256
1996................................................    1,395
1997................................................      309
1998................................................      892
1999................................................      970

===============================================================================

NOTE 8 -- SHAREHOLDERS' EQUITY

      The Corporation has authorized 45 million shares of preferred stock. As of December 31, 1994, the Corporation had issued 2.6 million shares of ESOP Convertible Preferred Stock, Series C (ESOP Preferred Stock). The ESOP Preferred Stock has a stated and liquidation value of $42.50 per share, provides for an annual cumulative dividend of $3.30 per share and is convertible into .84 shares of the Corporation's common stock at an initial conversion price of $42.50 per .84 shares of the Corporation's common stock. In 1994, 1993 and 1992, ESOP Preferred Stock in the amount of $4 million was converted into the Corporation's common stock.

      In connection with MNC acquisition, Series CC and DD Preferred Stock was issued. During the first quarter of 1994, the Corporation repurchased and redeemed all 753 thousand shares of its Series CC Preferred Stock at a weighted average price of $51.32 per share and all 1.108 million shares of its Series DD Preferred Stock at a weighted average price of $49.86 per share. The aggregate redemption price was $94 million.

      In 1992, all 5 million shares of Series B Preferred Stock were converted into the Corporation's common stock or redeemed for cash.

      On July 27, 1994, the Board of Directors authorized the Corporation during the next 12 months to purchase from time to time in the open market up to 10 million shares of its common stock representing the number of shares of common stock it intends to issue for its dividend reinvestment and stock purchase plan, its various employee benefit plans and additional shares associated with small acquisitions. On December 31, 1994, 3.5 million shares had been repurchased under this program at a repurchase amount of $180 million. In addition to the above authorization, on September 28, 1994, the Board authorized the Corporation to purchase up to 20 million shares of its common stock from time to time in open market or privately negotiated transactions.

      Other shareholders' equity on December 31 was comprised of the following (dollars in millions):


                                                           1994     1993
- ------------------------------------------------------------------------
Restricted stock award plan
    deferred compensation.............................    $ (62)    $(74)
Net unrealized gains (losses) on available for
    sale securities and marketable equity
    securities, net of tax............................     (136)     104
Foreign currency adjustment and other.................      (17)     (12)
                                                          --------------
                                                          $(215)     $18
                                                          ==============

===============================================================================

NOTE 9 -- COMMITMENTS AND CONTINGENCIES
      In the normal course of business, the Corporation enters into a number of off-balance sheet commitments. These instruments expose the Corporation to varying degrees of credit and market risk and are subject to the same credit and risk limitation reviews as those recorded on the balance sheet. See the discussion of credit risk policies and procedures and concentrations of credit risk beginning on page 40.

CREDIT EXTENSION COMMITMENTS

      The Corporation enters into commitments to extend credit, standby letters of credit and commercial letters of credit to meet the financing needs of its customers. The commitments shown below have been reduced by amounts collateralized by cash and participated to other financial institutions. The following summarizes commitments outstanding on December 31 (dollars in millions):


                                                        1994       1993
- -----------------------------------------------------------------------
Commitments to extend credit
    Credit card commitments.......................   $15,921    $12,808
    Other loan commitments........................    58,813     48,521
Standby letters of credit and
    financial guarantees..........................     6,884      6,265
Commercial letters of credit......................     1,282        983

                                   Notes to Consolidated Financial Statements 68

      Commitments to extend credit are legally binding, generally have specified rates and maturities and are for specified purposes. The Corporation manages the credit risk on these commitments by subjecting these commitments to normal credit approval and monitoring processes and protecting against deterioration in the borrowers' ability to pay through adverse-change clauses which require borrowers to maintain various credit and liquidity measures. Credit card lines are unsecured commitments which are reviewed at least annually by management. Upon evaluation of the customer's creditworthiness, the Corporation has the right to change or terminate the terms of the credit card line. Of the December 31, 1994 total other loan commitments, $24.7 billion is scheduled to expire in less than one year, $24.7 billion in one to five years and $9.4 billion after five years.

      Standby letters of credit (SBLC) and financial guarantees are issued to support the debt obligations of customers. If a SBLC or financial guarantee is drawn upon, the Corporation looks to its customer for payment. SBLCs and financial guarantees are subject to the same approval and collateral policies as other extensions of credit. Of the December 31, 1994 total SBLCs and financial guarantees, $4.3 billion is scheduled to expire in less than one year, $2.4 billion in one to five years and $151 million after five years.

      Commercial letters of credit, issued primarily to facilitate customer trade finance activities, are collateralized by the underlying goods being shipped by the customer and are generally short term.

      For each of these types of instruments, the Corporation's maximum exposure to credit loss is represented by the contractual amount of these instruments. Many of the commitments are collateralized or are expected to expire without being drawn upon; therefore, the total commitment amounts do not necessarily represent risk of loss or future cash requirements.

DERIVATIVES

      Derivative transactions are entered into by the Corporation to meet the financing needs of its customers, to manage its own interest rate and currency risks, and as part of its trading activities. See TABLES 18 and 19 on pages 45 and 46 and the first eight paragraphs under Interest Rate Risk Management beginning on page 45 regarding the Corporation's use of derivatives for risk management purposes. See TABLE 21 on page 49, the discussion beginning on page 49 and Note 4 regarding the Corporation's derivative-dealer activities.

SECURITIES LENDING

      The Corporation executes securities lending transactions on behalf of certain customers. In certain instances, the Corporation indemnifies the customer against certain losses. The Corporation obtains collateral with a market value in excess of the market value of the securities loaned. On December 31, 1994 and 1993, indemnified securities lending transactions totaled $5.7 billion and $5.1 billion, respectively. Collateral with a market value of $5.9 billion and $5.2 billion on December 31, 1994 and 1993, respectively, was obtained by the Corporation in support of these transactions.


WHEN ISSUED SECURITIES

      When issued securities are commitments entered into to purchase or sell securities in the time period between the announcement of a securities offering and the issuance of those securities. On December 31, 1994, the Corporation had commitments to purchase and sell when issued securities of $2.2 billion and $2.5 billion, respectively. This compares to commitments to purchase and sell when issued securities of $1.1 billion and $866 million, respectively, on December 31, 1993.

LITIGATION

      The Corporation and its subsidiaries are defendants in or parties to a number of pending and threatened legal actions and proceedings. Management believes, based upon the opinion of counsel, that the actions and liability or loss, if any, resulting from the final outcome of these proceedings, will not be material in the aggregate.

==============================================================================

NOTE 10 -- REGULATORY REQUIREMENTS AND RESTRICTIONS

      The banking subsidiaries are required to maintain average reserve balances with the Federal Reserve Bank based on a percentage of certain deposits. The average of those reserve balances amounted to $1.4 billion for both 1994 and 1993.

      Funds for cash distributions by the Corporation to its shareholders are derived from a variety of sources, including cash and investments. The primary source of such funds, however, is dividends received from its banking subsidiaries. The subsidiary banks can initiate dividend payments in 1995, without prior regulatory approval, of $1.0 billion plus an additional amount equal to their net profits, as defined by statute, for 1995 up to the date of any such dividend declaration. The amount of dividends that each subsidiary bank may declare in a calendar year without approval by the OCC is the bank's net profits for that year combined with its net retained profits, as defined, for the preceding two years.

      Regulations also restrict banking subsidiaries in lending funds to affiliates. On December 31, 1994, the total amount which could be loaned to the Corporation by its banking subsidiaries was approximately $1.2 billion. On December 31, 1994, no loans to the Corporation from its banking subsidiaries were outstanding.

      On December 31, 1994, as a result of the above regulatory restrictions, substantially all of the net assets of the Corporation's banking subsidiaries, in excess of the allowable amounts mentioned above, were restricted from transfer to the Corporation in the form of cash dividends, loans or advances.


70 NationsBank Corporation Annual Report 1994

NOTE 11 -- EMPLOYEE BENEFIT PLANS

      The Corporation sponsors noncontributory trusteed pension plans that cover substantially all officers and employees. The plans provide defined benefits based on an employee's compensation, age at retirement and years of service. It is the policy of the Corporation to fund not less than the minimum funding amount required by the Employee Retirement Income Security Act.

      The following table sets forth the plans' estimated status on December 31 (dollars in millions):

                                                                                                              1994         1993
- -------------------------------------------------------------------------------------------------------------------------------
Actuarial present value of benefit obligation
    Accumulated benefit obligation, including vested benefits of $711 and $755.........................      $(734)       $(781)
                                                                                                             ==================
    Projected benefit obligation for service rendered to date..........................................      $(869)       $(917)
Plan assets at fair value, primarily listed stocks, fixed income securities and real estate............        964        1,046
                                                                                                             ------------------
Plan assets in excess of projected benefit obligation..................................................         95          129
Unrecognized net loss..................................................................................        135          243
Unrecognized net transition asset being amortized......................................................        (15)         (18)
Unrecognized prior service benefit being amortized.....................................................        (34)         (30)
Deferred investment (gain) loss........................................................................        126           (9)
                                                                                                             ------------------
    Prepaid pension cost...............................................................................      $ 307        $ 315
                                                                                                             ==================

      Net periodic pension expense (income) for the years ended December 31 included the following components (dollars in millions):



                                                                           1994     1993     1992
- -------------------------------------------------------------------------------------------------
Service cost-benefits earned during the period..........................   $ 39     $ 31     $ 28
Interest cost on projected benefit obligation...........................     72       58       51
Actual return on plan assets.............................................    22     (101)     (21)
Net amortization and deferral............................................  (121)       3      (69)
                                                                           ----------------------
  Net periodic pension expense (income)..................................  $ 12     $ (9)   $ (11)
                                                                           =======================

      For December 31, 1994, the weighted average discount rate and rate of increase in future compensation used in determining the actuarial present value of the projected benefit obligation was 8.5 percent and 4.25 percent, respectively. The related expected long-term rate of return on plan assets was 10.0 percent. For December 31, 1993, the weighted average discount rate, rate of increase in future compensation and expected long-term rate of return on plan assets was 7.75 percent, 4.0 percent and 10.0 percent, respectively.

HEALTH AND LIFE BENEFIT PLANS

      In addition to providing retirement benefits, the Corporation provides health care and life insurance benefits for active and retired employees. Substantially all of the Corporation's employees, including certain employees in foreign countries, may become eligible for postretirement benefits if they reach early retirement age while employed by the Corporation and they have the required number of years of service. Under the Corporation's current plan, eligible retirees are entitled to a fixed dollar amount for each year of service. Additionally, certain current retirees are eligible for different benefits attributable to prior plans.

      All of the Corporation's accrued postretirement benefit liability was unfunded at year-end 1994. The "projected unit credit" actuarial method was used to determine the normal cost and actuarial liability.

      A reconciliation of the estimated status of the postretirement benefit obligation on December 31 is as follows (dollars in millions):

                                                           1994          1993
- -----------------------------------------------------------------------------
Accumulated postretirement benefit obligation
    Retirees.......................................       $(128)        $(158)
    Fully eligible active participants.............          (3)           (2)
    Other active plan participants.................         (47)          (39)
                                                          -------------------
                                                           (178)         (199)
Unamortized transition obligation..................         125           135
Unrecognized net loss (gain).......................          (9)            7
                                                          -------------------
    Accrued postemployment benefit liability.......       $ (62)        $ (57)
                                                          ===================

      Net periodic postretirement benefit cost for the years ended December 31 included the following (dollars in millions):

                                                             1994    1993
- -------------------------------------------------------------------------
Service cost..............................................    $ 3     $ 2
Interest cost on accumulated
    postretirement benefit obligation.....................     14      15
Amortization of transition obligation
    over 20 years.........................................      7       7
Amortization of gains.....................................     (6)      -
                                                              ------------
    Net periodic postretirement benefit cost..............    $18      $24
                                                              ============

      The health care cost trend rates used in determining the accumulated postretirement benefit obligation were 7.0 percent for pre-65 benefits and
5.75 percent for post-65 benefits. A one-percent change in the average health care cost trend rates would increase the accumulated postretirement benefit obligation by 5.1 percent and the aggregate of the service cost


                                   Notes to Consolidated Financial Statements 71
and interest cost components of net periodic postretirement benefit cost by 3.9 percent. The weighted average discount rate used in determining the accumulated postretirement benefit obligation was 8.50 percent in 1994 and
7.75 percent in 1993.

SAVINGS AND PROFIT SHARING PLANS

      In addition to the retirement plans, the Corporation maintains several defined contribution savings and profit sharing plans, one of which features a leveraged employee stock ownership (ESOP) provision.

      For 1994, 1993 and 1992, the Corporation contributed approximately $41 million, $35 million and $34 million, respectively, in cash which was utilized primarily to purchase the Corporation's common stock under the terms of these plans.

      Under the terms of the ESOP provision, payments to the plan for dividends on the ESOP Preferred Stock were $9 million for 1994, 1993 and 1992. Interest incurred to service the ESOP debt amounted to $5 million for 1994, 1993 and 1992.


STOCK OPTION AND AWARD PLANS

      Under the 1992 Associates Stock Option Plan, on July 1, 1992, eligible full-time and part-time employees received a one-time award of a predetermined number of stock options entitling them to purchase shares of the Corporation's common stock at the closing market price of $48 3/8 per share. The options are exercisable until June 30, 1997.

      Additional options under a former plan and restricted stock and stock options assumed in connection with various acquisitions remain outstanding. No further options or rights will be granted under such plans.

      Under the Corporation's current Restricted Stock Award Plan, key employees are awarded shares of the Corporation's common stock subject to certain vesting requirements. Generally, vesting occurs in five equal annual installments and the related deferred compensation is expensed over the same period.

      During 1994, the Board of Directors approved the Key Employee Stock Plan, subject to shareholder approval at the 1995 Annual Meeting. The Key Employee Stock Plan will replace the current Restricted Stock Award Plan and is anticipated to provide for different types of awards including stock options, restricted stock and performance shares.

      The following table summarizes activity under the option and award plans for 1994 and the status on December 31, 1994:

                                                      Outstanding          Exercisable
                                                        Options              Options
                                                    --------------------------------------
                                                               Average             Average
                                                                Option              Option
Employee Stock Option Plans                           Shares     Price    Shares     Price
- -------------------------------------------------------------------------------------------
Balance on December 31, 1993....................    8,589,996   $40.88   8,262,677   $41.67
Shares due to acquisition.......................       19,596    29.51       6,996    22.20
Became exercisable..............................            -        -     327,319    20.98
Less
    Exercised...................................   (1,785,281)   38.94  (1,785,281)   38.94
    Expired or canceled.........................     (453,560)   50.87    (453,560)   50.87
                                                   ----------------------------------------
Balance on December 31, 1994....................    6,370,751    40.68   6,358,151    40.69
                                                    =======================================
                                                                 Average
                                                                   Grant
Restricted Stock Award Plan                            Shares       Price
- -------------------------------------------------------------------------
Outstanding unvested grants on December 31, 1993....  2,150,570    $44.57
Additional stock grants.............................    287,000     51.88
Less
  Shares vested.....................................   (594,358)    44.06
  Shares canceled...................................    (26,360)    46.88
                                                      -------------------
Outstanding unvested grants on December 31, 1994....  1,816,852     45.86
                                                      ===================

===============================================================================

NOTE 12 -- NONINTEREST INCOME AND EXPENSE

      The significant components of noninterest income and expense for the years ended December 31 are presented below (dollars in millions):

                                                      1994    1993   1992
- -----------------------------------------------------------------------------
NONINTEREST INCOME
  Trust fees.....................................    $ 435    $371   $331
  Service charges on deposit accounts............      797     681    600
  Mortgage servicing and related fees............       86      77    105
  Fees on factored accounts receivable...........       74      74     69
  Other nondeposit-related service fees..........      276     212    144
  Credit card income.............................      280     198    199
  Trading account profits and fees...............      273     152     71
  Other income...................................      376     336    394
                                                    ---------------------
                                                    $2,597  $2,101 $1,913
                                                    =====================

72 NationsBank Corporation Annual Report 1994


                                                                         1994      1993      1992
- -------------------------------------------------------------------------------------------------
NONINTEREST EXPENSE
  Personnel..........................................................  $2,311    $1,903    $1,807
  Occupancy, net.....................................................     487       434       435
  Equipment..........................................................     364       317       291
  Marketing..........................................................     161       138       105
  Professional fees..................................................     171       168       182
  Amortization of intangibles........................................     141       110       111
  Credit card........................................................      44        49        41
  Private label credit card..........................................      27        37        43
  FDIC insurance.....................................................     211       205       189
  Processing.........................................................     235       190       139
  Telecommunications.................................................     137       122       109
  Postage and courier................................................     126       120       111
  Other general operating............................................     388       370       281
  General administrative and miscellaneous...........................     139       130       122
                                                                       --------------------------
                                                                       $4,942    $4,293    $3,966
                                                                        =========================

================================================================================


NOTE 13 -- INCOME TAXES

      The components of income tax expense for the years ended December 31 were (dollars in millions):

                                                                 1994    1993    1992
- -------------------------------------------------------------------------------------
Current portion--expense
  Federal.....................................................   $559    $419    $222
  State.......................................................     54      54      13
  Foreign.....................................................     17       7       2
                                                                 --------------------
                                                                  630     480     237
                                                                 --------------------
Deferred portion--expense
  Federal.....................................................    223     218      11
  State.......................................................     12     (11)      4
  Foreign.....................................................      -       3      (1)
                                                                 --------------------
                                                                  235     210      14
                                                                 --------------------
    Total tax expense.........................................   $865    $690    $251
                                                                 ====================

      The Corporation's current income tax expense of $630 million, $480 million and $237 million for 1994, 1993 and 1992, respectively, includes amounts computed under the regular and alternative minimum tax (AMT) systems and approximates the amounts payable for those years.

      Deferred expense represents the change in the deferred tax asset or liability.

      A reconciliation of the expected federal tax expense, based on the federal statutory rate of 35 percent for 1994 and 1993 and 34 percent for 1992, to the actual consolidated tax expense for the years ended December 31 is as follows
(dollars in millions):

                                                                                             1994     1993    1992
- ------------------------------------------------------------------------------------------------------------------
Expected federal tax expense..............................................................   $894     $697    $475
Increase (decrease) in taxes resulting from
   Tax-exempt income......................................................................    (34)     (33)    (38)
   Net utilization of operating loss carryforwards for financial reporting purposes.......      -        -    (265)
   State tax expense, net of federal benefit..............................................     50       30      17
   Tax rate change on beginning net deferred tax assets...................................      -       (6)      -
   Other..................................................................................    (45)       2      62
                                                                                             ---------------------
     Total tax expense....................................................................   $865     $690    $251
                                                                                             =====================

                                   Notes to Consolidated Financial Statements 73

      Significant components of the Corporation's deferred tax (liabilities) and assets on December 31 are as follows (dollars in millions):

                                                                  1994     1993
- -------------------------------------------------------------------------------
Deferred tax liabilities
  Equipment lease financing...................................  $ (596)  $ (475)
  Depreciation................................................     (66)     (75)
  Securities available for sale...............................       -      (58)
  Intangibles.................................................     (53)     (69)
  Employee retirement benefits................................     (33)     (57)
  Other, net..................................................    (205)     (76)
                                                                 --------------
    Gross deferred tax liabilities............................    (953)    (810)
                                                                 --------------
Deferred tax assets
  Securities available for sale...............................      80        -
  Federal net operating loss carryforwards....................      17        8
  Allowance for credit losses.................................     730      731
  Other real estate owned.....................................      66       73
  Loan fees and expenses......................................      37       55
  AMT credit carryforwards....................................       -       58
  Other, net..................................................     181      132
                                                                 --------------
    Gross deferred tax assets.................................   1,111    1,057
  Valuation allowance.........................................     (60)     (77)
                                                                 --------------
    Deferred tax assets, net of valuation allowance...........   1,051      980
                                                                ---------------
Net deferred tax assets.......................................  $   98   $  170
                                                                ===============

      The Corporation's $98-million net deferred tax assets include a valuation allowance of $60 million representing primarily state net operating loss carryforwards for which realization is uncertain. The net change in the valuation allowance for deferred tax assets was a decrease of $17 million, due to the realization of certain state deferred tax assets.

       During the first quarter of 1993, the Corporation adopted SFAS 109, which superseded SFAS 96. SFAS 109 allows for the recognition of deferred tax assets with respect to previously unrecognized operating loss and alternative minimum tax (AMT) credit carryforwards. The cumulative benefit of adopting the new accounting principle was $200 million.

===============================================================================

NOTE 14 -- FAIR VALUES OF FINANCIAL INSTRUMENTS

        Statement of Financial Accounting Standards No. 107, "Disclosures About Fair Value of Financial Instruments" (SFAS 107), requires the disclosure of the estimated fair values of financial instruments. The fair value of a financial instrument is the amount at which the instrument could be exchanged in a current transaction between willing parties, other than in a forced or liquidation sale. Quoted market prices, if available, are utilized as estimates of the fair values of financial instruments. Because no quoted market prices exist for a significant part of the Corporation's financial instruments, the fair values of such instruments have been derived based on management's assumptions with respect to future economic conditions, the amount and timing of future cash flows and estimated discount rates. The estimation methods for individual classifications of financial instruments are more fully described below. Different assumptions could significantly affect these estimates. Accordingly, the net realizable values could be materially different from the estimates presented below.

        In addition, the estimates are only indicative of individual financial instruments' values and should not be considered an indication of the fair value of the combined Corporation. The provisions of SFAS 107 do not require the disclosure of nonfinancial instruments, including intangible assets. The value of the Corporation's intangibles such as franchise, credit card and trust relationships, and mortgage servicing rights, is significant.

SHORT-TERM FINANCIAL INSTRUMENTS

        The carrying value of short-term financial instruments, including cash and cash equivalents, federal funds sold and purchased, resell and repurchase agreements, and commercial paper and short-term borrowings, approximate the fair value. These financial instruments generally expose the Corporation to limited credit risk and have no stated maturities, or have an average maturity of less than 30 days and carry interest rates which approximate market.

74  NationsBank Corporation Annual Report 1994

FINANCIAL INSTRUMENTS TRADED IN THE SECONDARY MARKET WITH QUOTED MARKET PRICES OR DEALER QUOTES

        Securities held for investment, securities available for sale, loans held for sale, trading account instruments, and long-term debt which are actively traded in the secondary market have been valued using quoted market prices.

LOANS

        Fair values were estimated for groups of similar loans based upon type of loan, credit quality and maturity. The fair value of fixed-rate loans was estimated by discounting estimated cash flows using corporate bond rates adjusted by credit risk and servicing costs for commercial and real estate commercial and construction loans; and for consumer loans, the Corporation's December 31 origination rate for similar loans. Contractual cash flows for consumer loans were adjusted for prepayments using published industry data. For variable-rate loans, the carrying amount was considered to approximate fair value. Where credit deterioration has occurred, cash flows for fixed- and variable-rate loans have been reduced to incorporate estimated losses. Where quoted market prices were available, primarily for certain residential mortgage loans, such market prices were utilized as estimates for fair values.

DEPOSITS

        The fair value for fixed-rate deposits with stated maturities was calculated by discounting the difference between the cash flows on a contractual basis and current market rates for instruments with similar maturities. For variable-rate deposits, the carrying amount was considered to approximate fair value.

        The book and fair values of financial instruments on December 31 were (dollars in millions):

                                                                                               1994                   1993
                                                                                        ------------------------------------------
                                                                                          BOOK      FAIR        Book      Fair
                                                                                         VALUE     VALUE       Value     Value
- ------------------------------------------------------------------------------------------------------------------------------------

FINANCIAL ASSETS
  Cash and cash equivalents.........................................................      $ 9,582   $ 9,582   $ 7,649   $ 7,649
  Time deposits placed and other short-term investments.............................        2,159     2,159     1,479     1,479
  Securities held for investment....................................................       17,800    17,101    13,584    13,604
  Securities available for sale.....................................................        8,025     8,025    15,470    15,470
  Loans held for sale...............................................................          318       318     1,697     1,697
  Trading account assets............................................................        9,941     9,941    10,610    10,610
  Federal funds sold and securities purchased under agreements to resell............       11,112    11,112     7,044     7,044
  Loans, net of unearned income
     Commercial and foreign.........................................................       46,649    46,375    41,786    41,812
     Real estate commercial and construction........................................       10,330    10,227    11,495    11,072
     Residential mortgage...........................................................       17,244    16,251    12,689    12,898
     Credit card....................................................................        4,753     4,782     3,728     3,839
     Other consumer and home equity.................................................       20,511    20,328    19,326    19,413
  Allowance for credit losses.......................................................       (2,186)        -    (2,169)        -

FINANCIAL LIABILITIES
  Deposits
    Noninterest-bearing.............................................................       21,380    21,380    20,723    20,723
    Savings.........................................................................        9,037     9,037     8,784     8,784
    NOW and money market deposit accounts...........................................       29,752    29,752    30,881    30,881
    Consumer CDs....................................................................       19,369    19,001    17,850    17,970
    Other time deposits.............................................................       20,932    20,721    12,875    13,014
  Federal funds purchased and securities sold under agreements to repurchase........       25,970    25,970    28,371    28,371
  Commercial paper..................................................................        2,519     2,519     2,056     2,056
  Other short-term borrowings.......................................................        5,640     5,640     5,522     5,522
  Trading account liabilities.......................................................       11,426    11,426     8,299     8,299
  Long-term debt....................................................................        8,464     8,199     8,325     8,774


OFF-BALANCE SHEET FINANCIAL INSTRUMENTS

        For a presentation of the fair value of the Corporation's derivative-dealer positions, see Note 4. The fair value of the Corporation's asset and liability management and other interest rate swaps is presented in TABLE 19 on page 46.

        The fair value of liabilities on binding commitments to lend is based on the net present value of cash flow streams using fee rates currently charged for similar agreements versus original contractual fee rates, taking into account the creditworthiness of the borrowers. The fair value was a liability of $92 million and $111 million on December 31, 1994 and 1993, respectively.


                                   Notes to Consolidated Financial Statements 75

NOTE 15 -- PARENT COMPANY FINANCIAL INFORMATION

        The following tables present consolidated parent company financial information:

NationsBank Corporation (Parent Company)
CONDENSED CONSOLIDATED STATEMENT OF INCOME
(Dollars in Millions)

                                                                                                      Year Ended December 31
                                                                                                   -----------------------------
                                                                                                     1994        1993       1992
- --------------------------------------------------------------------------------------------------------------------------------

Income
  Dividends from consolidated
    Subsidiary banks and bank holding companies..................................................    $1,864     $ 894      $ 481
    Other subsidiaries...........................................................................         5         -         40
  Interest from consolidated subsidiaries........................................................       355       172         85
  Other income...................................................................................       501       533        688
                                                                                                   -----------------------------
                                                                                                      2,725     1,599      1,294
                                                                                                   -----------------------------
Expenses
  Interest on borrowed funds.....................................................................       582       389        255
  Noninterest expense............................................................................       442       453        645
                                                                                                   -----------------------------
                                                                                                      1,024       842        900
                                                                                                   -----------------------------
Earnings
  Income before equity in undistributed earnings of consolidated subsidiaries and taxes..........     1,701       757        394
                                                                                                   -----------------------------
  Equity in undistributed earnings of consolidated
    Subsidiary banks and bank holding companies..................................................      (247)      742        588
    Other subsidiaries...........................................................................
                                                                                                        140        73         27
                                                                                                   -----------------------------
                                                                                                       (107)      815        615
                                                                                                   -----------------------------
Income before income taxes and effect of change in method
  of accounting for income taxes.................................................................     1,594     1,572      1,009
Income tax benefit...............................................................................       (96)      (56)      (136)
                                                                                                   -----------------------------
Income before effect of change in method of accounting for income taxes..........................     1,690     1,628      1,145

Effect of change in method of accounting for income taxes........................................         -      (127)         -
                                                                                                   -----------------------------
Net income.......................................................................................     $1,690   $1,501     $1,145
                                                                                                   =============================
Net income available to common shareholders......................................................     $1,680    $1,491    $1,121
                                                                                                   =============================

NationsBank Corporation (Parent Company)
CONDENSED CONSOLIDATED BALANCE SHEET
(Dollars in Millions)

                                                                                                         December 31
                                                                                                    ---------------------
                                                                                                      1994          1993
- -------------------------------------------------------------------------------------------------------------------------
Assets
  Cash held at subsidiary banks..................................................................   $     4       $    11
  Temporary investments..........................................................................       583           312
  Receivables from consolidated
    Subsidiary banks and bank holding companies..................................................     1,187         1,176
    Other subsidiaries...........................................................................     7,407         6,002
  Investment in consolidated
    Subsidiary banks and bank holding companies..................................................    10,739        10,696
    Other subsidiaries...........................................................................     1,173         1,249
  Other assets...................................................................................       616           562
                                                                                                    ---------------------
                                                                                                    $21,709       $20,008
                                                                                                    =====================
Liabilities and Shareholders' Equity
  Commercial paper and other notes payable.......................................................   $ 2,426       $ 2,282
  Accrued expenses and other liabilities.........................................................       674           870
  Long-term debt.................................................................................     7,598         6,877
  Shareholders' equity...........................................................................    11,011         9,979
                                                                                                    ---------------------
                                                                                                    $21,709       $20,008
                                                                                                    =====================

76  NationsBank Corporation Annual Report 1994

NationsBank Corporation (Parent Company)
CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS
(Dollars in Millions)

                                                                                                      Year Ended December 31
                                                                                                   -------------------------------
                                                                                                     1994        1993       1992
- ----------------------------------------------------------------------------------------------------------------------------------

Operating Activities
  Net income...................................................................................     $ 1,690   $ 1,501    $ 1,145
  Reconciliation of net income to net cash provided by operating activities
    Gain on sale of mortgage servicing unit......................................................         -         -        (55)
    Equity in undistributed earnings of consolidated subsidiaries................................       107      (815)      (615)
    Effect of change in method of accounting for income taxes....................................         -       127          -
    Other operating activities...................................................................       142       113        (23)
                                                                                                   -------------------------------
    Net cash provided by operating activities....................................................     1,939       926        452
                                                                                                   -------------------------------
Investing Activities
    Net (increase) decrease in temporary investments.............................................      (271)     (134)       356
    Net increase in receivables from consolidated subsidiaries...................................    (1,416)     (231)      (895)
    Additional capital investment in subsidiaries................................................      (764)   (1,428)      (140)
    (Acquisitions) sales of subsidiaries, net of cash............................................       101    (4,220)       (21)
                                                                                                   -------------------------------
    Net cash used in investing activities........................................................    (2,350)   (6,013)      (700)
                                                                                                   -------------------------------
Financing Activities
    Net increase (decrease) in commercial paper and other notes payable..........................       144     1,332       (124)
    Proceeds from issuance of long-term debt.....................................................     1,159     4,125        349
    Retirement of long-term debt.................................................................      (438)     (174)      (115)
    Preferred stock repurchased and redeemed.....................................................       (94)        -        (10)
    Proceeds from issuance of common stock.......................................................       267       197        544
    Common stock repurchased.....................................................................      (180)        -          -
    Cash dividends paid..........................................................................      (527)     (433)      (395)
    Other financing activities...................................................................        73        30         12
                                                                                                   -------------------------------
    Net cash provided by financing activities....................................................       404     5,077        261
                                                                                                   -------------------------------
Net increase (decrease) in cash..................................................................        (7)      (10)        13
Cash at beginning of year........................................................................        11        21          8
                                                                                                   -------------------------------
Cash at end of year..............................................................................       $ 4      $ 11       $ 21
                                                                                                   ===============================

                                   Notes to Consolidated Financial Statements 77